UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Superior Energy Services, Inc.
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Commencing May 14, 2015, Superior Energy Services, Inc. is providing the following communication to certain stockholders.

Supplemental Information Regarding Proposal 2

Advisory Vote to Approve Executive Compensation

Dear Fellow Superior Stockholders:

As Chair of the Compensation Committee, I am writing to ask for your support at our 2015 Annual Meeting of Stockholders by voting in accordance with the recommendations of our Board of Directors on all proposals included in our 2015 Notice of Annual Meeting and Proxy Statement (the “Proxy Statement”). In particular, we are requesting your support to vote FOR Proposal 2, the advisory vote to approve executive compensation (the “Say-on-Pay Proposal”).

Glass, Lewis & Co., LLC, a leading proxy advisory firm, has recommended that stockholders vote in favor of each proposal in our Proxy Statement, including our Say-on-Pay Proposal. In contrast, another proxy advisory firm, Institutional Shareholder Services Inc. (“ISS”), has recommended that stockholders vote against our Say-on-Pay Proposal based on a perceived disconnect between pay and performance. We respectfully disagree with the ISS recommendation and want to restate our goal setting process for 2014 and highlight how we have adapted our executive compensation programs in response to dramatically declining commodity prices and market conditions.

Overview: Market Cyclicality and Our Response

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Aggressive 2014 AIP Targets – We set aggressive targets for the 2014 annual incentive program (“AIP”) that represented 150% average EPS growth for the last three quarters of 2014, and a maximum performance level that represented 181% average EPS growth, compared to the projected first quarter results. In addition, the 2014 target of $351 million exceeded our actual 2013 pre-tax income results.

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Strong 2014 Operating Performance – Superior delivered strong financial and operational performance in 2014, and our stock price increased by 24.4% through the first three quarters of 2014, significantly outpacing our industry peers.

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Sudden and Dramatic Fourth Quarter Commodity Price Decline – The 2014 pay-for-performance correlation for our CEO was strong until the steep and unexpected drop in the price of oil, specifically in the fourth quarter of 2014.

•	Immediate Actions Taken to Protect Stockholder Value in 2015 – In response to this industry-wide downturn, we took direct action regarding 2015 compensation by:

	➢	Freezing base salaries of our named executive officers;

	➢	Reducing the payout opportunities under our 2015 AIP program by 37.5% for the CEO and named executive officers; and

	➢	Ensuring the rigor of the 2015 AIP Program by revising the payout range, such that the financial performance for the minimum payout level in our 2015 AIP program is 10% greater than our 2015 budget.

The ISS analysis of our 2014 program ignores the cyclical nature of our industry and fails to appreciate the market volatility throughout 2014, during which time underlying commodity prices oscillated significantly, which affected our total stockholder return (“TSR”). As a result, we believe the ISS analysis is flawed. Recognizing how we have responded to these market headwinds, Glass Lewis recommends voting FOR our Say-on-Pay Proposal.

Aggressive 2014 AIP Targets: ISS takes exception to our annual incentive award payout for 2014. Specifically, ISS focuses on the fact that the 2014 pre-tax income target of $351 million was below the 2013 target of $545 million. ISS’s focus on these absolute numbers fails to recognize that the oil and gas industry was experiencing a declining market at the beginning of 2014 as compared to early 2013. As noted in our Proxy Statement, due to the uncertain business outlook in early 2014, the Compensation Committee waited until March 2014 to set the 2014 pre-tax income target to ensure that we based our decisions on the most current data available so as to better appreciate the evolving market trends. The Committee set a target for the 2014 program that represented 150% average EPS growth (or $0.40 EPS) for the last three quarters of 2014, compared with a projected first quarter result of $0.16 EPS. Similarly, the maximum performance level represented 181% average EPS growth ($0.44 EPS) for the same period, again, compared to the projected first quarter results. In addition, the 2014 target exceeded our actual 2013 pre-tax income results. Given the outlook in the first quarter of 2014, the Committee believed that these targets were extremely aggressive and would be difficult for the Company to achieve. The fact that these targets were lower than the 2013 targets does not reflect a lack of rigor; rather, the 2014 targets reflect the Committee’s realistic assessment of the business outlook for 2014, which was vastly different from that of the previous year at the time the targets were set. As described in the Proxy Statement, despite the sudden and dramatic decline in oil prices in the fourth quarter of 2014 and a corresponding drop in our stock price, through management’s efforts the Company performed well during 2014 as measured by key financial and operational metrics, and management earned the corresponding payout level.

To further illustrate the challenges in setting financial goals in a dynamic market, note the Committee established aggressive pre-tax income goals in 2013, which, in retrospect, out-paced the market. Management failed to achieve even the threshold performance level and received no AIP payout in 2013. We also note that lack of an annual incentive award payout for 2013 had the effect of amplifying the year-over-year increase in our executives’ pay for 2014.

Strong 2014 Operating Performance with Sudden and Dramatic Fourth Quarter Commodity Price Decline: As noted in the Proxy Statement, Superior delivered strong financial and operational performance in 2014. Reflecting our strong performance, Superior’s stock price increased by 24.4% through the first three quarters of 2014, compared to industry peers which increased by only 13.8%. However, as noted in the graph below, crude oil prices declined 33% in the fourth quarter due to oversupply against weakening demand. We are not immune to these market shifts, and our stock price dipped concurrently, leading to an approximate 19% decline in TSR for the year.

The graph below illustrates the significant impact of the fourth quarter market drop in our share price compared to our CEO’s compensation over the prior five years. As is evident, the pay-for-performance correlation was strong until the sudden and unexpected drop in our stock price due to the headwinds of the commodity price volatility.

Immediate Actions Taken to Protect Stockholder Value in 2015: In response to the industry downturn at the end of 2014, the Committee took direct action to address the new market environment. In December 2014, we elected not to increase base salaries of our named executive officers in 2015, and this followed only modest increases in 2014. Next, we reduced the payout opportunities under our annual incentive plan for 2015 by 37.5%. Lastly, the financial performance required to achieve the minimum payout level in our 2015 AIP program is 10% greater than our 2015 budget. In its recent report, Glass Lewis commended these efforts, noting that “shareholders should be encouraged by the committee’s reevaluation of the compensation program and its relationship with external forces.”

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Our core executive compensation philosophy and practices continue to align pay with performance. We firmly believe that, despite short-term market turbulence, our compensation program is designed to protect the long-term interests of our stockholders. Last year our stockholders approved our say-on-pay proposal by an affirmative vote of 98%. We hope that your analysis will lead you to the same conclusion and that you will vote FOR the Say-on-Pay Proposal. We appreciate your investment in Superior Energy Services, and we would be glad to discuss further any questions you may have.

Sincerely,

Harold J. Bouillion

Chair of the Compensation Committee

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